Exhibit 99.1

QUALSTAR REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDING DECEMBER 31, 2018

Qualstar reports a 15.1% increase in revenue and a profit of $0.73 per share

Simi Valley, CA, March 7, 2019 — Qualstar Corporation (NASDAQ: QBAK), a leading manufacturer of data storage solutions and high-efficiency power supplies, today announced its financial results for the three and twelve-month periods ended December 31, 2018.

Year Ended December 31, 2018 Financial Results

Qualstar reported revenues of $12.2 million for the year ended December 31, 2018, an increase of 15.1% compared with $10.6 million for the year ended December 31, 2017. Net income for the year ended December 31, 2018, was $1.5 million or $0.73 per basic and $0.72 per diluted share. This compares with a net income for the year ended December 31, 2017, of $0.6 million, or $0.31 per basic and diluted share.

Data Storage segment revenues were $6.3 million for the year ended December 31, 2018, compared with $4.3 million for the same period last year, an increase of $2.0 million or 46.5%, primarily due to new reseller relationships, whose customers have a high demand for tape libraries and our partnership with Sony Imaging Products & Solutions Inc. to develop an enterprise-class optical disk archive library. Power supply segment revenues were $5.9 million for the year ended December 31, 2018, compared with $6.3 million in the year ended December 31, 2017, a decrease of $(0.4) million, or (6.3)%, primarily due to the variable life cycles of our customer’s production.

Gross margin was 41.0% of revenues, or $5.0 million, for the year ended December 31, 2018, an increase from the gross margin of 39.6% of revenues, or $4.2 million, for the year ended December 31, 2017.

Cash, cash equivalents and restricted cash were $4.9 million at December 31, 2018, compared to $4.8 million of cash, cash equivalents and restricted cash at December 31, 2017.

In December 2018, Qualstar entered into a stock buyback program permitting the Company to repurchase shares on the open market. The Company has repurchased 52,206 shares at an average share price of $5.26. Total spending for the program through March 1, 2019, was $0.3 million.

Quarter Ended December 31, 2018 Financial Results

Revenues for the quarter ended December 31, 2018, were $2.9 million, compared with $3.2 million for the quarter ended December 31, 2017, a decrease of $(0.3) million or (9.4)%. Income from operations for the quarter ended December 31, 2018, was $0.02 million compared with $0.7 million for the quarter ended December 31, 2017. Basic and diluted net income per share was $0.01 for the quarter ended December 31, 2018, compared to per share of $0.33 for the quarter ended December 31, 2017.

Data Storage segment revenues were $1.6 million for the quarter ended December 31, 2018, compared with $1.5 million for the same period last year, an increase of $0.1 million or 6.7%, primarily due to new reseller relationships, whose customers have a high demand for tape libraries. Power supply segment revenues were $1.3 million for the quarter, compared with $1.6 million in the quarter ended December 31, 2017, a decrease of $(0.3) million, or (18.8)%, due to the production cycles of our customers.

Gross margin was 31.0% of revenues or $0.9 million for the quarter ended December 31, 2018, a decrease from the gross margin of 43.8% of revenues or $1.4 million for the quarter ended December 31, 2017.

“We are extremely pleased with our overall performance for 2018, and groundwork that has been put in place for future growth. We will continue to expand our product offerings through organic efforts and pursue complementary acquisitions,” said Steven N. Bronson, Chief Executive Officer and President of Qualstar.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high-density power supplies sold under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming, and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve substantial quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the period ending December 31, 2018, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer

Qualstar Corporation

805-617-4419

IR@Qualstar.com

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Net revenues	$2,909	$3,180	$12,229	$10,641
Cost of goods sold	1,967	1,776	7,184	6,392
Gross profit	942	1,404	5,045	4,249
Operating expenses:
Engineering	130	108	502	535
Sales and marketing	337	353	1,337	1,239
General and administrative	454	255	1,716	1,818
Total operating expenses	921	716	3,555	3,892
Income from operations	21	688	1,490	657
Other income	-	-	-	-
Income before income taxes	21	688	1,490	657
Provision for income taxes	4	17	4	17
Net income	$17	$671	$1,486	$640

Net income per share:
Basic	$0.01	$0.33	$0.73	$0.31
Diluted	$0.01	$0.33	$0.72	$0.31
Shares used to compute net income per share:
Basic	2,030	2,042	2,030	2,042
Diluted	2,030	2,057	2,057	2,042

QUALSTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$4,781	$4,698
Restricted cash	100	100
Accounts receivable, net	1,809	1,802
Inventories, net	2,897	1,564
Prepaid expenses and other current assets	180	163
Total current assets	9,767	8,327
Property and equipment, net	112	172
Other assets	119	68
Total assets	$9,998	$8,567

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,023	$1,065
Accrued payroll and related liabilities	185	173
Deferred service revenue	736	834
Other accrued liabilities	559	454
Total current liabilities	2,503	2,526

Other long-term liabilities	40	52
Deferred service revenue, long term	127	93
Total long-term liabilities	167	145
Total liabilities	2,670	2,671

Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; no shares issued	—	—
Common stock, no par value; 50,000,000 shares authorized; 2,030,017 and 2,042,019 shares issued and outstanding as of December 31, 2018 and 2017, respectively	19,426	19,480
Accumulated deficit	(12,098)	(13,584)
Total shareholders’ equity	7,328	5,896
Total liabilities and shareholders’ equity	$9,998	$8,567

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